Exhibit 10.20

Mr. David J. Rintoul
6907 Pennwell Drive
Spring, TX 77389

Re:  Employment Agreement

Dear David:

This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with GrafTech International Holdings Inc. (the “Company”).  It is important that you understand clearly both what your benefits are and what the Company expects of you.  By signing this Agreement, you are agreeing to employment on the following terms:

1.                                      Effective Date.  Your employment will commence on March I, 2018 (the “Effective Date”).

2.                                      Title and Duties.  You will serve in the position of President and Chief Executive Officer for the Company and report to the GrafTech International Ltd. Board of Directors (the “Board”).  You will be a Named Executive Officer (NEO) as defined by the U.S. Securities and Exchange Commission.  You will also be named as a Director on the Board.  In such position, you will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Board.

3.                                      Conduct During Employment.  In connection with your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time.  Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation.

4.                                      Base Salary.  Your initial annual base salary will be $625,000.00 and will be payable in accordance with the Company’s regular payroll practices.  Your base salary will generally be reviewed annually coincident with your annual performance review during the first quarter of each year.

5.                                      Reimbursement of Expenses.  All reasonable business expenses incurred by you in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures, subject to the Company’s requirements with respect to reporting of such expenses.

6.                                      Annual Bonus.  You will participate in GrafTech’s Incentive Compensation Plan (“ICP”) and be eligible to recieve a bonus of l 00% of your annual base salary based on the achievement of mutually agreed targets that will be set annually.  The Company in its sole discretion may amend or terminate any bonus plans at any time.

7.                                      Long-Term Incentive.  You shall receive a grant of common share stock options at the Initial Public Offering (IPO) share price.  The actual number of options issued to you shall be determined pursuant to the following formula:  $6,250,000 (representing 10 times your annual base salary) divided by the IPO share price stated in dollars/share.  The options will have an exercise price per share equal to the fair market value, as defined by an equity plan that is to be adopted by the Company or on the grant date to be defined by the Company, and shall be issued according to an equity plan to be prepared by the Company and be subject to certain terms and conditions including a ten-year term and five-year vesting according to the following schedule:

•                  20% will vest on the first anniversary of the original grant date (as defined by the Company at the time of the IPO) with an additional 20% vesting on each anniversary date for the following four years until all options are vested.

•                  Accelerated vesting may occur by mutual agreement after the third anniversary in the event of early retirement and a fully executed succession plan.

•                  Options will vest fully in the event of a Change in Control which is defined as a situation in which Brookfield Asset Management Inc. (including any affiliates) reduces its ownership share to less than 35%, or where another party, other than a Brookfield-related entity, acquires greater than 50% of the voting securities of the Company.

8.                                      Employee Benefits.  You will be eligible to participate in Company-sponsored benefits, including health benefits, 401(k) plan (including a 4% Company cash match on eligible employee contributions), a defined contribution retirement plan (with 1% contribution on eligible earnings), vacation, sick leave, holidays and other benefits that the Company may offer to similarly situated employees from time to time.  Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits.  The Company expressly reserves the right to amend, suspend or terminate the benefits available to you and the Company’s other employees from time to time, in its sole discretion.  You will be covered by workers• compensation insurance, state disability insurance and other governmental benefit programs as required by state law.  Your annual vacation allotment shall be four weeks (20 days) which shall be prorated during 2018 to 17 days.  You will also be eligible to take nine paid holidays as well as two employee optional days after September 1, 2018.

9.                                      Adjustments and Changes in Employment Status.  The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.  Nevertheless, this provision is subject to the terms set forth in Section 11 below.

10.                               Relocation Expenses.  The Company will reimburse you for reasonable out-of-pocket expenses associated with selling your residence in Texas, purchasing a residence in Cleveland and moving your household goods in conjunction with this relocation (the “Relocation Expenses”). Your relocation will be managed by Brookfield Global Relocation Services (BGRS) per GrafTech’s New Hire Relocation Policy. You understand that you should review this Policy and obtain any necessary approvals before incurring expenses for which you expect to seek reimbursement. You agree that if you resign from your employment without Good Reason (as defined below) or are terminated for Cause (as defined below) at any point within two years of the Effective Date, you will be responsible for reimbursing the Company for the Relocation Expenses that you incurred.  You agree that the Company may deduct such expenses from any compensation, bonus, or severance payment that it may owe you at the time of termination.  In addition to the Relocation Expenses, the Company will also provide an allowance of up to $75,000 to reimburse you for losses associated with the sale of your home in Texas (the “Residence Sale Losses”).  You agree that if you resign from your employment without Good Reason or are terminated for Cause at any point within three years of the Effective Date, you will be responsible for reimbursing the Company for the Residence Sale Losses that you incurred.  You agree that the Company may deduct such expenses from any compensation, bonus, or severance payment that it may owe you at the time of termination.

11.                               Severance.  If your employment with the Company is terminated as the result of your Resignation For Good Reason or as a result of a decision by the Company to terminate your employment with the Company (other than for Cause or by reason of your death or disability), and provided that you sign, deliver and do not revoke a full release of claims (in a form satisfactory to the Company) within twenty-one (21) days (or in the event that such termination is “in connection with an exit incentive or other employment termination program,” forty-five (45) days) following the date of termination, the Company will pay you 12 months’ of your base salary plus annual bonus as of the time of your termination in the aggregate as severance, payable in substantially equal installments in accordance with the Company’ s regular payroll practices, over the course of 12 months beginning with the first full month following your last day of employment; provided, however, in the event that any regular payroll date occurs prior to the effective date of the required release of claims, any amount that would otherwise have been payable under this Section 11 shall be deferred and paid together with the regular salary installment on the first regular payroll date following such effective date.  The severance benefits set forth in this Section 11 are your sole and exclusive remedy if your employment with the Company is terminated as a result of your Resignation For Good Reason or as a result of a decision by the Company to terminate your employment with the Company (other than for Cause or by reason of your death or disability) and such severance benefits shall immediately cease should you fail to comply with your obligations under this Agreement.

For purposes of this Agreement:

(a)                                 “Cause” means (i) gross negligence or willful failure by you to perform your duties and responsibilities to the Company (or a subsidiary or a Successor Company, if appropriate) after written notice thereof and a failure to remedy such failure within twenty (20) days of such notice; (ii) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct by you, at your direction, or with your prior personal knowledge that has caused or is reasonably expected to cause injury to the Company (or a subsidiary or Successor Company, if appropriate); (iii) your conviction of, or pleading guilty or nolo contendere to, (x) a felony or (y) a crime that has, or could reasonably be expected to result in, an adverse impact on the performance of your duties and responsibilities to the Company (or a subsidiary or a Successor Company, if appropriate), or otherwise has, or could reasonably be expected to result in, an adverse impact on the business, business reputation or business relationships of the Company (or a subsidiary or a Successor Company, if appropriate);

(iv) material unauthorized use or disclosure by you of any confidential information of the Company (or a subsidiary or Successor Company, if appropriate) or any other party to whom you owe an obligation of nonuse and nondisclosure as a result of your relationship with the Company (or a subsidiary or Successor Company, if appropriate) unless otherwise permitted herein; (v) breach by you of any of your material obligations under any written agreement with the Company (or a subsidiary or Successor Company, if appropriate), including this letter and the Proprietary Information and Inventions Agreement, or of the Company’s (or a subsidiary’s or Successor Company’s, if appropriate) Code of Conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to the Company (or a subsidiary or Successor Company, if appropriate) after written notice thereof and a failure to remedy such breach within twenty (20) days of such notice; or (vi) your misappropriation of the assets or business opportunities of the Company (or a subsidiary or Successor Company, if appropriate).

(b)                                 “Successor Company” means the successor entity resulting from a Change of Control or a parent or subsidiary of such successor entity.

(c)                                  “Change of Control” has the meaning set forth in the Company’s Common Share Option Plan.  Notwithstanding the foregoing sentence, a transaction shall not constitute a Change of Control if the primary purpose is to change the jurisdiction of the Company’s incorporation, create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or engage in a bona fide equity financing transaction.

(d)                                 “Resignation For Good Reason” means a decision by you to resign from the Company or terminate employment if:  (i) any of the following events occur without your express prior written consent; (ii) within ninety (90) days after you learn of the occurrence of such event, you give written notice to the Company describing such event and demanding cure; (iii) such event is not fully cured within twenty (20) days after such notice is given; and (iv) you terminate your employment within thirty (30) days thereafter:  (a) the Company materially breaches any of its obligations in this Agreement; or (b) materially diminishes your base salary; (c) materially changes or diminishes your job title and/or the nature and/or scope of your job responsibilities and duties; or (d) the Company relocates the facility that is Employee’s principal place of business with the Employer to a location more than fifty miles from the immediately preceding location (excluding travel in the ordinary course of business), unless Employer maintains or provides an alternate business location within fifty miles of the immediately preceding location which includes a reasonably suitable office for Employee to continue to perform his duties, or permits Employee to perform his duties from a home office.

12.                               Restrictive Covenants.  You hereby agree as follows (for purpose of this Section 12, “Company” shall include the Company and each of its subsidiaries and affiliates):

(a)                                 Non-disparagement.  You hereby agree that you will not at any time make, publish or communicate to any person or entity any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its current or former employees, officers, directors, stockholders, and existing and prospective customers, suppliers, investors and other associated third parties.  Notwithstanding the foregoing, nothing prohibits you from reporting possible violations of federal law or regulation to any government agency or entity, or making other disclosures that are protected under the whistleblower provisions of law.  You also understand that you are not required to inform the Company of any such reports or disclosures.  In addition, you understand that nothing herein shall be construed to limit your right to respond accurately and fully to any question, inquiry or request for information when required by legal process.

(b)                                 Non-Competition.  In light of your receipt and access to the Company’s proprietary information during your relationship with the Company, you hereby agree that, during your employment with the Company and for a period of 24 months following the termination of your employment for any reason you will not engage in Prohibited Activity within the United States or Puerto Rico.  For purposes of this non-competition clause, “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company.  Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information (as such term is defined in the Proprietary Information and Inventions Agreement).  Nothing in this Section 12 shall prohibit you from purchasing or owning less than one percent (1%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation.  In addition, you agree that this covenant does not unduly restrict your ability to find future employment and is no greater than necessary to protect the Company’s interests in preserving its goodwill and the value of its Proprietary Information;

(c)                                  Non-Solicitation of Customers.  You have had and will have access to and learn about much or all of the Company’s Customer Information.  “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales and services.  You understand and acknowledge that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.  You hereby agree that, during your employment with the Company and for a period of 24 months following the termination of your employment for any reason you will not directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s current, former or prospective customers for purposes of (i) offering or accepting goods or services similar to or competitive with those offered by the

Company or (ii) encouraging, inducing, or convince any such customer to end, reduce, or change its relationship with the Company.

(d)                                 Nonsolicitation of Service Providers.  You further hereby agree that, during your employment with the Company and for a period of 24 months following the termination of your employment for any reason you will not, directly or indirectly, (i) solicit, induce, recruit or encourage any of the Company’s employees, consultants or other service providers to terminate their relationship with the Company (or in the case of a consultant, materially reducing their services services), or attempt to do so, whether for your benefit or that of any other person or entity, or (ii) hire any individual who was employed by the Company within the six (6) month period prior to the date of such hiring.

(e)                                  By your execution of this letter, you acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders you special and unique within the Company’s industry, and that you will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants and contractors, investors and strategic partners of the Company during the course of and as a result of your employment with the Company.  In light of the foregoing, you recognize and acknowledge that the restrictions and limitations set forth in this letter are reasonable, and protect the value of the business and assets of the Company.

13.                               Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law.  You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

14.                               409A.  For purposes of this letter, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code of I 986, as amended, and the regulations thereunder (“Section 409A”).  Notwithstanding anything else provided herein, to the extent any payments provided under this letter agreement in connection with your separation from service constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of full-time employment to be a “specified employee” under Section 409A, then, in order to comply with Section 409A, such payment shall not be made or commence until the earlier of (i) the day after the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(l)(B) in the absence of such a deferral.  The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of full-time employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.  To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.  To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this letter agreement are intended to constitute separate payments for purposes of Section l.409A-2(b)(2) of the Treasury Regulations.  Notwithstanding any provision hereof to the contrary, if any payment constitutes nonqualified deferred compensation subject to Section 409A, and such payment would otherwise be paid (assuming the release of claims described in Section 10 is given) prior to the last day on which the release could become irrevocable assuming the latest possible execution and delivery of the release (such last day, the “Release Deadline”), and if the employment termination date and the Release Deadline span two calendar years, then such payments shall be made, if ever, only in the second calendar year, even if the release becomes irrevocable in the first calendar year (and any remaining payments due shall be paid or provided in accordance with the normal payment dates specified for them herein).

15.                               No Conflicting Obligations.  By execution of this letter, you represent and warrant that you are under no contractual commitments inconsistent with your obligations to the Company hereunder and that your execution of this letter and the performance of the contemplated services does not and will not conflict with or result in any breach or default under any agreement you have entered into, or will enter into, with any other party.  You agree not to enter into any written or oral agreement that conflicts with this letter.

16.                               Other Requirements.  You agree and understand that this Agreement will not go into full force and effect and is expressly contingent upon:  your execution of the following agreements:  the Company’s Confidentiality Agreement, its Proprietary Information Agreement, and its Code of Conduct Certification of Compliance; your successfully passing the Company’s background check and substance screening test; and meeting the requirements of the Immigration Reform and Control Action of 1986, including proof of legal employment status.  You understand that if you fail to meet these requirements, this Agreement shall become null and void.

17.                               Complete Agreement.  This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter.  Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter.  This letter may only be changed by a writing, signed by you and an authorized representative of the Company.  The provisions of this letter shall survive the termination of the term of this letter and/or your employment to the extent necessary to give effect thereto.

18.                               Severability; Waiver.  If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.  Our failure to enforce any provision of this letter shall not constitute a waiver of our right to pursue any prior or subsequent breach, violation or default of this letter.

19.                               Injunctive Relief.  You acknowledge that should you violate or threaten to violate the provisions of this letter, it will be difficult or impossible to determine the resulting damage to the Company.  Therefore, in the event of my breach or threatened breach of the provisions of this letter, in addition to any other remedies it may have, the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this letter without the necessity of proving actual damage.  No bond shall be required of the Company.  Notwithstanding any other provision to the contrary, you acknowledge and agree that post-termination periods set forth in Section 12 shall be tolled during any period of violation of any of the covenants in Section 12 and during any other period required for litigation during which the Company or any subsidiary or affiliate seeks to enforce such covenants against you if it is ultimately determined that you were in breach of such covenants.

20.                               Attorneys’ Fees.  You agree that you will be liable for all costs or expenses, including, but not limited to, reasonable attorneys’ fees, that the Company may incur in enforcing the provisions of this letter.  The Company’s right to costs or expenses, including attorneys’ fees shall include any fees, costs or expenses incurred in the pursuit of any appeal.

21.                               Governing Law; Disputes.  This letter shall be governed and construed in accordance with the laws of the State of Ohio without giving effect to the principles of conflict of laws.  All disputes shall be resolved in a state or federal court located in Cuyahoga County, Ohio.  You agree that such a court shall have jurisdiction over you to resolve any dispute arising from or related to this letter.

22.                               Blue-Pencil Clause.  It is your intent and understanding, and that of the Company, that if any term, restriction, covenant or promise herein is found to be unenforceable by a court or tribunal of competent jurisdiction, then such term, restriction, covenant or promise will be deemed modified to the minimal extent necessary to make it enforceable.

The parties have had a reasonable opportunity to review and consider this letter with counsel of their choosing and, by their signatures below, enter into the letter willingly.  To confirm your agreement with and acceptance of these terms please sign one copy of this letter and return it to the Company.  The other copy is for records.

Sincerely,

GRAFTECH INTERNATIONAL HOLDINGS INC.

By:	/s/ Denis A. Turcotte

Its:	Denis A. Turcotte, Chairman	Date:	3/1/2018

Agreed and accepted as of this date:

/s/ David J. Rintoul		Date:	3/1/2018

David J. Rintoul